Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER 2012 EARNINGS

Robbinsville, New Jersey, November 5, 2012 – Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank, and RomAsia Bank announced today its results of operations for the three and nine months ended September 30, 2012.  Net income for the three and nine months ended September 30, 2012 was $345 thousand and $2.7 million, respectively, or $.01 and $.09 per common and diluted share, compared to $2.1 million and $5.4 million, or $.07 and $.18 per common and diluted share, for the same periods of the prior year.

At September 30, 2012, the Company’s consolidated assets were $1.85 billion, which represents a decline, as compared to, $1.88 billion at December 31, 2011, and $1.92 billion at September 30, 2011.  Deposits of $1.5 billion reflected decreases of 5.3% and 6.7%, compared to those at December 31, 2011 and September 30, 2011, respectively.  Stockholders’ equity ended the quarter at $217.2 million, compared to $216.1 million at December 31, 2011.

Peter A. Inverso, President and CEO stated, “Earnings in this quarter and in the nine months were severely impacted by the recognition of collateral impairment charges on non-performing loans and the costs and expenses arising from problem loan resolutions and acquired collateral dispositions.  Compared to the same periods last year, higher loan loss provisions of $2.0 million and $2.5 million in the current quarter and on a year to date basis, respectively, combined with much higher judicial foreclosure and property maintenance expenses in the current periods, were the primary elements in lowering earnings.   To a lesser extent tightening of net interest income in the respective periods also contributed to the earnings declines.”

“Substantial growth in non-interest income from premiums on loans originated for sale by our residential loan origination group helped absorb some of the increase in non-interest expense”, added Inverso.

Despite disappointing earnings our balance sheet remains very strong.  In the face of lackluster demand, our loan portfolios surpassed the billion dollar level for the first time, we remain very liquid despite purposefully permitting the outflow of high costing deposits, and we remain well capitalized by current regulatory standards”, concluded Inverso.

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey, and RomAsia Bank headquartered in South Brunswick, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for 92 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington, Camden and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com, or RomAsia Bank at www.romasiabank.com.  RomAsia Bank has two branch locations in Middlesex County, New Jersey.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.